Exhibit 99.1

Muscle Maker, Inc. Appoints Mark McKinney to Board as

Sadot LLC Crosses $9.9 Million Net Income

Fort Worth, Texas, June 9, 2023 (ACCESSWIRE) — Muscle Maker, Inc. (MMI), the “Company” (Nasdaq: GRIL), today announced it has named Mark McKinney to its Board of Directors. Sadot LLC generated net income for Muscle Maker of $9.9 million milestone which triggers the final three board nominations by Aggia LLC FZ as outlined in a service agreement reached on November 18, 2022. Mr. McKinney is the first nomination to be named of the final three board member seats.

McKinney brings more than 30 years of domestic and international C-Level experience across various industries, six countries and three continents. Most recently, McKinney served as Chief Operating Officer of Local Bounti, a leading Ag-tech company specializing in indoor farming. During his tenure, McKinney was instrumental in the successful execution of the company’s initial public offering on the NYSE, establishing Local Bounti as a key player in the industry.

Prior to Local Bounti, from 2018 to 2021, McKinney was Chief Operating Officer at Fruit Growers (Sunkist Cooperative) where he managed multiple business verticals and supply chain operations supporting 39 packing houses and thousands of Sunkist growers. From 2015 through 2017, McKinney was CEO of Al Ghurair Foods, where he managed nine business lines with operations in four countries. Al Ghurair is one of the largest diversified enterprises in the Middle East, with global reach and business roots stretching back half a century. During his tenure there, the company improved cash flow by 100% and net profit by 67%. Prior to this, from 1993 to 2015 McKinney served in various senior roles at the Dole Food Company, including Senior Director positions in Dole Asia, Ltd. and Dole Europe S.A., President and Managing Director of Dole Thailand and President of Dole Packaged Foods Asia. McKinney’s career includes several Board and Advisory roles. He holds an MBA from Claremont University’s Peter F. Drucker Graduate Management Center and a Bachelor of Science degree in Chemical Engineering from California Polytechnic University, Pomona.

“We’re delighted to welcome Mark to the Muscle Maker board,” commented MMI CEO Mike Roper. “Mark’s broad experience across the food service industry is ideal for our ongoing business model and we look forward to drawing on that experience as we continue to evolve into an internationally focused food business.”

As disclosed in an 8K filing on November 18, 2022, MMI and its wholly-owned subsidiary, Sadot LLC, entered into a service agreement whereby Sadot engaged Aggia LLC FZ to perform services related to the purchase of and sale of physical food commodities. Upon Sadot generating certain net income targets, Aggia has the right to nominate up to eight directors and would be issued shares of common stock. Based on successfully meeting previous income targets, Aggia has already appointed five Directors to the MMI board. By crossing the $9.9 million threshold, AGGIA has the right to nominate three final candidates to the MMI board of directors. Once the three nominations are approved, AGGIA will have appointed all eight board members as per the service agreement, bringing the current size of the MMI board of directors to 15. The complete Aggia agreements can be viewed in our 8K filing posted on November 18, 2022.

The preliminary, unaudited financial results included in this press release are based on information available as of May 31, 2023, and management’s initial review of operations and financial results as of such date. They remain subject to change based on the completion of the Company’s customary quarterly financial closing and review procedures and are forward-looking statements. The Company assumes no obligation to update these statements, except as may be required by law. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in the Company’s annual and quarterly filings with the Securities and Exchange Commission. Further, the Company’s independent auditor has not reviewed or performed any procedures on the preliminary, unaudited financial results.

About Muscle Maker, Inc.

In late 2022, MMI began its evolution from a consumer-focused, U.S. restaurant business into a global, food-focused organization with two distinct business units:

Sadot LLC

MMI’s largest operating unit is its newly-created subsidiary, Sadot LLC. Sadot is an international agri-foods company engaged in trading and shipping food (and feed) commodities such as soybean meal, wheat and corn. Sadot was formed in partnership with Aggia LLC FZ, a Dubai based, international consulting firm that provides services to companies operating in the global food supply chain.

MMI Restaurant Group

MMI’s legacy business is our limited collection of 50+ restaurants, including Pokémoto Hawaiian Poké & Boba Tea and Muscle Maker Grill, and our subscription, fresh-prep meal service, Superfit Foods, with 30+ points of distribution plus in-home and national delivery. All three concepts compete in the growing healthier-for-you segment. National franchise development of the Pokémoto concept is the key growth driver with more than 50 franchise units already in the 2023 pipeline.

MMI continues to grow in size, diversity of operations, as well as in human and financial capital, but the principles that guided the Company remain the same – sourcing and providing healthier foods. For more information please visit www.musclemakerinc.com

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products, or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.